UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2016

 CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center 1000 CONSOL Energy Drive Canonsburg, Pennsylvania 15317 (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:
(724) 485-4000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement of James C. Grech, former Executive Vice President and Chief Commercial Officer of CONSOL Energy Inc. (the “Company”), on April 28, 2016, Mr. Grech entered into a letter agreement (the “Agreement”) with the Company, pursuant to which the Company agreed to provide him the following (in each cash subject to approval by the Company’s Compensation Committee of the Board of Directors): (i) a lump sum payment equal to $200,900, (ii) to vest, to the extent unvested, the restricted stock unit and performance share unit awards granted to Mr. Grech in 2014 under the Company’s Equity Incentive Plan (as amended and restated, the “Plan”); provided that, in the case of the performance share unit award, the pay-out of the award, if any, will be based on the attainment of the applicable performance goals after the end of the performance period, and (iii) to permit the option awards granted to Mr. Grech under the Plan, to the extent vested on the Departure Date, to remain exercisable until the expiration of the applicable option term as set forth in the related option award agreement. Mr. Grech has agreed to release claims against the Company and its affiliates, and the Agreement contains customary mutual non-disparagement provisions. In accordance with law, Mr. Grech is entitled to revoke his acceptance of the Agreement within seven days of its execution. If Mr. Grech revokes his acceptance, the Agreement will be of no further force or effect, and Mr. Grech will not be entitled to the benefits described above.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Agreement, dated as of April 28, 2016, between CONSOL Energy Inc. and James C. Grech.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:    /s/ Stephanie L. Gill
Stephanie L. Gill
Vice President and General Counsel

Dated: May 4, 2016

Exhibit Index

Exhibit No.    Description

Exhibit 10.1	Agreement, dated as of April 28, 2016, between CONSOL Energy Inc. and James C. Grech.